UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CORAUTUS GENETICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING

AND

PROXY STATEMENT

75 Fifth Street, NW Suite 313 Atlanta, GA 30308 Phone: 404.526.6200 Fax: 404.526.6218 www.corautus.com

July 14, 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Corautus Genetics Inc. to be held at Corautus’ offices located at 75 Fifth Street, NW, Atlanta, Georgia 30308, on Thursday, August 11, 2005, at 9:00 a.m., local time.

The attached Notice of Special Meeting and Proxy Statement describes the formal business to be transacted at the meeting. Certain directors and officers of Corautus will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Richard E. Otto

President, Chief Executive Officer and Director

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 11, 2005

NOTICE HEREBY IS GIVEN that the Special Meeting of Stockholders (the “Special Meeting”) of Corautus Genetics Inc. (“Corautus”) will be held at Corautus’ offices located at 75 Fifth Street, NW, Atlanta, Georgia 30308, on Thursday, August 11, 2005, at 9:00 a.m., local time, for the purposes of considering and voting upon:

1. A proposal to approve the sale and issuance to Boston Scientific Corporation of 2,105,264 shares of our common stock at a purchase price of $3.80 per share.

2. A proposal to approve an amendment to the Certificate of Designation of Preferences and Rights of Series D Preferred Stock to permit Boston Scientific Corporation, as the sole holder of Series D Preferred Stock, to waive a right to receive an anti-dilution adjustment, thereby reducing the number of shares of common stock that Boston Scientific would otherwise receive upon the conversion of its Series D Preferred Stock into common stock.

3. Such other business as may properly come before the Special Meeting or any adjournments thereof.

The board of directors is not aware of any other business to be presented to a vote of the stockholders at the Special Meeting. Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on July 5, 2005 are entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.

By Order of the Board of Directors.

Richard E. Otto

President, Chief Executive Officer and Director

Atlanta, Georgia

July 14, 2005

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

Page
GENERAL INFORMATION ABOUT THE SPECIAL MEETING	1

GENERAL INFORMATION ABOUT VOTING	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

PROPOSAL NUMBER 1—APPROVAL OF STOCK ISSUANCE TO BOSTON SCIENTIFIC CORPORATION	6

PROPOSAL NUMBER 2—AMENDMENT TO CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES D PREFERRED STOCK TO PERMIT BOSTON SCIENTIFIC CORPORATION, AS THE SOLE HOLDER OF SERIES D PREFERRED STOCK, TO WAIVE A RIGHT TO RECEIVE AN ANTI-DILUTION ADJUSTMENT, THEREBY REDUCING THE NUMBER OF SHARES OF COMMON STOCK THAT BOSTON SCIENTIFIC WOULD OTHERWISE RECEIVE UPON THE CONVERSION OF ITS SERIES D PREFERRED STOCK INTO COMMON STOCK	10

OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING	12

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 11, 2005

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors to be voted at the Special Meeting of Stockholders and at any adjournments thereof. The Special Meeting will be held at Corautus’ offices located at 75 Fifth Street, NW, Atlanta, Georgia 30308, on Thursday, August 11, 2005, at 9:00 a.m., local time. When used in this proxy statement, the terms “we,” “us,” “our” “the Company” and “Corautus” refer to Corautus Genetics Inc.

The approximate date on which this proxy statement and form of proxy card are first being sent or given to stockholders is July 14, 2005.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

The securities that can be voted at the Special Meeting consist of our common stock, $0.001 par value per share, and our Series D Preferred Stock, par value $0.001 per share, with each share of common stock entitling its owner to one vote on each matter submitted to the stockholders, and each share of Series D Preferred Stock entitling its owner to vote with the common stock on all matters submitted to stockholders as if the Series D Preferred Stock was converted to the common stock prior to the vote. Additionally, with respect to Proposal Number 2, the affirmative vote of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock is required. As of July 5, 2005, each share of Series D Preferred Stock entitled its holder to approximately 1.025236 shares of common stock, which means each share of Series D Preferred Stock gets approximately 1.025236 votes as compared to each share of common stock getting one vote per share. Boston Scientific Corporation (“Boston Scientific”) is the sole holder of Series D Preferred Stock. You are entitled to vote your shares of stock if our stockholder records show that you held your stock as of the close of business on July 5, 2005, which is the record date for determining the holders of stock who are entitled to receive notice of and to vote at the Special Meeting. On July 5, 2005, 17,500,815 shares of common stock were outstanding and eligible to be voted at the Special Meeting and 1,385,377 shares of Series D Preferred Stock were outstanding and eligible to be voted at the Special Meeting. Since the Series D Preferred Stock is entitled to approximately 1.025236 votes per share, there are a total of 18,921,154 shares eligible to be voted at the Special Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock (including the common stock represented by the Series D Preferred Stock) is necessary to constitute a quorum at the Special Meeting. In counting the votes to determine whether a quorum exists at the Special Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions.

In voting with regard to Proposal Number 1 to approve the sale and issuance of 2,105,264 shares of our common stock at a purchase price of $3.80 per share, you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve this proposal is governed by the NASDAQ Stock Market rules and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Special Meeting, provided a quorum is present. Abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote, and therefore will have the same legal effect as voting against the proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on this proposal.

In voting with regard to Proposal Number 2 to amend the Certificate of Designation Preferences and Rights of Series D Preferred Stock, you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve the proposal is governed by Delaware law and the Certificate of Designation of Preferences and Rights of Series D Preferred Stock and is the affirmative vote of the holders of a majority of shares represented and entitled to vote at the Special Meeting. Additionally, the vote of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock is required to approve the proposal. Boston Scientific is the sole holder of the Series D Preferred Stock. Abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on this proposal.

Under the rules of the New York and American Stock Exchanges (the “Exchanges”) that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Special Meeting, but are not considered as votes cast in determining the outcome of any proposal. We believe that Proposals 1 and 2 are non-discretionary.

As of June 30, 2005, our directors and executive officers beneficially owned or controlled 443,236 shares of our common stock, constituting approximately 2.5% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals. We have agreements from stockholders holding an aggregate of 22.6% of our voting stock, which includes all of the Series D Preferred Stock owned by Boston Scientific, that such stockholders will vote in favor of the proposals at the Special Meeting.

Voting By Proxy Holders

You should specify your choice with regard to the proposals on the enclosed proxy card. All properly executed proxy cards delivered to us in time to be voted at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted (i) “FOR” the approval of the sale and issuance of common stock to Boston Scientific and (ii) “FOR” the amendment to the Certificate of Designation of Preferences and Rights of Series D Preferred Stock. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

How to Revoke Your Proxy

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (1) by giving written notice to Jack W. Callicutt, Vice President, Finance and Administration, at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia, 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Special Meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ Stock Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Special Meeting only in accordance with applicable rules and procedures of the Exchanges and the NASDAQ Stock Market, as employed by the beneficial owner’s brokerage firm.

Cost of This Proxy Solicitation

Corautus is making the solicitations made in this proxy statement. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the current beneficial ownership of our common stock and our Series D Preferred Stock by each person, or group of affiliated persons, who beneficially owns more than 5% of such stock. The percentage of class for the common stock is based on 17,500,815 shares of our common stock outstanding on July 5, 2005, and the percentage of class for the Series D Preferred Stock is based on 1,420,339 shares of common stock that the shares of Series D Preferred Stock are convertible into as of July 5, 2005. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership of Class(1)		Percent of Class
Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850	Common Stock	1,585,099	(2)	9.06%

Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015	Common Stock	1,397,447	(3)	7.99%

Ardsley Partners & Affiliates 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902	Common Stock	1,145,000	(4)	6.54%

Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series D Preferred Stock	1,385,377	(5)	100%

(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Based on Schedule 13D filed by Human Genome Sciences, Inc. on February 14, 2003.
(3)

Based on Schedule 13G filed by Baxter Healthcare Corporation on February 13, 2004. Includes warrants to purchase 14,285 shares of Corautus common stock at an exercise price of $14.00 per share and excludes

2,000 shares of non-voting Series C Preferred Stock that will be convertible into Corautus common stock upon the achievement of a milestone event that has not yet occurred and likely will not occur in the near future. The amount of common stock to be received upon conversion of the Series C Preferred Stock cannot be determined at this time.

(4)	Based on Schedule 13G filed by Ardsley Partners & Affiliates on February 11, 2005. Includes securities held by Ardsley Partners I, Philip J. Hempleman, Ardsley Partners Fund II, LP, Ardsley Offshore Fund, Ltd., Ardsley Advisory Partners, Ardsley Partners Institutional Fund, LP, and certain managed accounts.
(5)	Based on conversion price as of July 5, 2005, the Series D Preferred Stock is convertible into 1,420,339 shares of Corautus common stock. The Series D Preferred Stock votes with the common stock on all matters as if the Series D Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series D Preferred Stock represents beneficial ownership of approximately 7.5% of the class of common stock.

The following table sets forth information with respect to the beneficial ownership of our voting stock as of July 5, 2005 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares of common stock subject to options or warrants currently exercisable or that become exercisable within 60 days of July 5, 2005 are deemed outstanding for purposes of the number of shares beneficially owned and for purposes of computing the percentage ownership of the person owning those options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name of Director, Nominee or Executive Officer	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Richard E. Otto	Common Stock	754,225	(2)	4.13%
Robert T. Atwood	Common Stock	739,767	(3)	4.06%
Jack W. Callicutt	Common Stock	61,000	(4)	*
Yawen Chiang	Common Stock	157,854	(5)	*
Michael K. Steele	Common Stock	—		—
Eric N. Falkenberg	Common Stock	137,000	(6)	*
James C. Gilstrap	Common Stock	197,825	(7)	1.11%
John R. Larson	Common Stock	178,347	(8)	1.01%
F. Richard Nichol	Common Stock	61,000	(9)	*
B. Lynne Parshall	Common Stock	42,000	(10)	*
Ivor Royston	Common Stock	234,864	(11)	1.32%
Victor W. Schmitt	Common Stock	111,174	(12)	*

Total Directors and Executive Officers as a group	Common Stock	2,675,056		13.26%

(*)	Represents less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 18, 2005, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Includes 8,242 shares beneficially owned by Richard and Kathleen Otto and 49,608 shares held directly by Richard E. Otto. Includes 696,375 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(3)	Includes 53,123 shares beneficially owned by Robert T. Atwood and 686,644 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(4)	Includes 1,000 shares beneficially owned by Jack Callicutt and 60,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.

(5)	Includes 4,285 shares beneficially owned by Yawen Chiang and 153,569 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(6)	Includes 35,000 shares beneficially owned by Eric N. Falkenberg and 102,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(7)	Includes 83,325 shares beneficially owned by James C. Gilstrap and 114,500 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(8)	Includes 59,230 shares beneficially owned by John R. Larson and 119,117 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(9)	Includes 1,000 shares beneficially owned directly by F. Richard Nichol and 60,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(10)	Includes 42,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days that are held by B. Lynne Parshall.
(11)	Includes 126,963 shares beneficially owned directly by Ivor Royston, M.D. and 107,901 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(12)	Includes 14,820 shares beneficially owned directly by Victor W. Schmitt and 96,354 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.

PROPOSAL NUMBER 1—APPROVAL OF STOCK ISSUANCE TO BOSTON SCIENTIFIC CORPORATION

Stockholders are being asked to approve the sale and issuance to Boston Scientific of 2,105,264 shares of our common stock at a purchase price of $3.80 per share. The sale has closed in escrow, subject to stockholder approval. The Board of Directors deems Proposal Number 1 to be in the best interest of Corautus and its stockholders and unanimously recommends a vote for approval thereof.

Overview

Our Board of Directors, together with our executive officers, determined that we needed to raise substantial funds either from equity or loans, or a combination of equity and loans, to fund our on-going operations, the costs of manufacturing our drug product and the costs of our GENASIS Phase IIb clinical trials of our gene transfer therapy. Subsequent to 2004, we expect to incur costs between $30.0 million and $35.0 million in connection with the completion of the GENASIS PhaseIIb clinical trial. Subsequent trials needed prior to the receipt of commercial revenues, if ever achieved, will require additional sums of money. To satisfy our capital needs, our Board instructed our management to explore the feasibility of raising capital through the sale of debt and equity securities or a combination of both. After examining financing options and the amount of funds we would need to raise, our Board concluded that the private placement of our common stock in one or a series of private placements was the most effective way for us to raise funds at a reasonable cost and that current market conditions would support private transactions at this time.

As previously reported on June 28, 2005, we closed on the sale of 2,640,055 million shares of our common stock in a private placement to a group of private investors. In connection with this sale, we received proceeds in the amount of $10,032,209. Additionally, on June 27, 2005, we entered into an investment agreement with Boston Scientific to sell to Boston Scientific 2,105,264 shares of our common stock for an aggregate purchase price of $8.0 million, which is attached as Exhibit A (the “Investment Agreement”). The proceeds of the sale of the shares of common stock to Boston Scientific are being held in escrow, subject to stockholder approval. In connection with this investment, although not contingent on stockholder approval or the closing of the purchase of our common stock by Boston Scientific, Boston Scientific agreed to modify the terms of a $15 million dollar convertible debt facility made available to us pursuant to a loan agreement between the parties dated July 30, 2003. As a result of this amendment, we applied for and received the final $5.0 million available under the debt facility on June 30, 2005. The $5.0 million from the debt facility, together with the funds from the private placement described above and the funds from the private placement with Boston Scientific (which is subject to stockholder approval), increases the total cash raised from these combined transactions to approximately $23.0 million.

Under the rules of the NASDAQ Stock Market, which we are subject to since our stock trades on the NASDAQ SmallCap Market, there are limitations to the percentage of our stock that may be sold in an offering at a discount to market price without stockholder approval. Under the NASDAQ Stock Market Rules, Rule 4350(i), we are required to obtain stockholder approval of a “transaction other than a public offering involving . . . the sale . . . by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock . . . for less than the greater of book or market value of the stock.” The 2,105,264 shares that we propose to sell to Boston Scientific when aggregated with the sale of the 2,640,055 shares of common stock to the group of investors described above is approximately 31.9% of the 14,856,750 of common stock outstanding prior to both transactions. Thus, we need stockholder approval to close the sale of common stock to Boston Scientific pursuant to Rule 4350 as described above. In the event that stockholder approval is not obtained, we will not be able to close the sale with Boston Scientific or we may have to delay such sale. During the delay, market conditions may change in a manner that does not favor biotechnology companies, and we may have insufficient funding for 2006. We may then be unable to raise funds upon favorable terms, if at all. This may prevent us from raising the capital necessary to complete our clinical trials and continue our operations.

Previous Financing Activities

In the past several years, we have raised money in two primary ways. First, we have a $15 million loan facility with Boston Scientific, with whom we are in a strategic alliance. The availability of the loan proceeds is tied to Corautus meeting certain milestones. We have closed on the entire $15 million of this loan facility through four separate financings. The first debt transaction was for $2,500,000 and closed on December 30, 2003; the second debt transaction was for $5,000,000 and closed on July 22, 2004; the third debt transaction was for $2,500,000 and closed on September 22, 2004; and the fourth debt transaction was for $5,000,000 and closed on June 30, 2005. This convertible debt bears interest at the rate of six percent per year and is repayable in five annual payments of interest and principal beginning on the fifth anniversary of the closing of each transaction.

Second, we have also raised funds through the private placement of our securities with investors. In these transactions, we have sold unregistered securities and, in the transactions with institutional investors, have granted the investors certain registration rights. Since March of 2004, we have completed the funding of the following four transactions in our common stock.

In March 2004, we engaged in a private transaction to two institutional purchasers in the amount of $2,249,984 and issued 376,000 shares of our common stock and warrants to purchase 18,800 shares of common stock at $8.375 per share, which is 5% warrant coverage. In this transaction the price of the common stock was $5.984 per share, which at the time the contract was entered into was a 12% discount to the then current market closing price of the common stock. The exercise price of the common stock under the warrants was 125% of the market price of the common stock on the date of the closing.

On May 10, 2004, thirteen of our current or former directors, advisors and officers purchased an aggregate of 97,909 shares of unregistered common stock from us at $5.50 per share for aggregate net cash proceeds to us of $538,500. The subscription agreements were entered into effective May 7, 2004, and the price per share was the closing price of our publicly traded stock on that date (i.e., there was no discount to the then current market price of the common stock).

On July 7, 2004, we and thirteen institutional investors entered into a Common Stock and Warrant Purchase Agreement, whereunder the investors agreed to purchase an aggregate of 1,886,952 shares of our common stock and warrants exercisable for an aggregate of 471,738 shares of our common stock for net cash proceeds to us of $9,348,144. The transaction closed in two tranches. The first tranche in the amount of $4,666,572 closed on July 7, 2004. The second tranche in the amount of $4,681,572 closed on September 14, 2004. The common stock in the two tranches was issued at a price of $5.22 per share, which equaled 90% of the average closing price during the thirteen trading days prior to execution of the definitive agreement. The warrants for each tranche are exercisable at a price equal to 120% of the closing price on the day prior to the closing of that tranche (e.g., $8.064 for the warrants issued in the first tranche and $6.30 for the warrants issued in the second tranche). The warrants are exercisable by the holder for up to five years immediately following issuance.

On June 24, 2005, we and 21 investors entered into a Common Stock Purchase Agreement, whereunder the investors agreed to purchase an aggregate of 2,640,055 shares of our common stock for net cash proceeds to us of $10,032,209. The common stock was issued at a price of $3.80 per share, which is the same per share price agreed to with Boston Scientific and equals a 17% discount to the then current market closing price of our common stock. There were no warrants or other securities issued in the private placement, and we paid no placement agent or investment banker fees in connection with this transaction.

All four of the private transactions described above were in alignment with the financing strategies adopted by our directors and management, and the three private transactions with institutional investors were priced in the range of similar transactions for comparable biotechnology companies. The common stock and warrants, if any, issued in these transactions were issued pursuant to a private offering, with no general solicitation, and were therefore eligible for an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

Summary of Terms of the Stock Issuance to Boston Scientific

We are seeking stockholder approval to sell 2,105,264 shares of our common stock to Boston Scientific at a purchase price of $3.80 per share and an aggregate purchase price of $8.0 million. The purchase price of the shares is based on the closing sales price of our common stock on May 5, 2005, which is the date we reached an agreement in principle with Boston Scientific in connection with the stock sale.

The shares of common stock we propose to sell to Boston Scientific will not be registered with the Securities and Exchange Commission at the time of sale. Pursuant to the registration rights agreement we entered with Boston Scientific on June 27, 2005 in connection with the Investment Agreement (the “Registration Rights Agreement”), we are required to use our best efforts to prepare and file a registration statement for the resale of the shares of common stock issued pursuant to the Investment Agreement as soon as reasonably practicable upon demand by Boston Scientific at any time within the first year of the date of the Registration Rights Agreement. Boston Scientific has the right to make up to two demands for registration under the Registration Rights Agreement. Additionally, Boston Scientific has the right at any time after the first year anniversary of the Registration Rights Agreement to request us to file a “shelf” registration statement under the Securities Act of 1933, as amended. We have agreed to use our best efforts to keep such shelf registration statement effective for a period of twenty-four months. Finally, Boston Scientific also has the right to include its shares purchased in connection with the Investment Agreement in any registration statement filed on behalf of Corautus or its other stockholders, subject to cutbacks by the managing underwriter, if any. Corautus will be filing a registration statement on Form S-3 in the near future to register the shares issued to private investors in the June 2005 private placement and may include the Boston Scientific shares issued in connection with the Investment Agreement in such Form S-3. Consequently, once the shares sold to Boston Scientific are registered, the shares will be freely transferable without restriction under the Securities Act of 1933, as amended, absent other securities law restrictions. Such free transferability could materially and adversely affect the market price of our common stock if a sufficient number of such shares are sold into the market. In addition, even if the shares of common stock are not registered, Boston Scientific may be eligible to sell some of the common stock in accordance with Rule 144 of the Securities Act.

Impact of the Private Placement on Existing Stockholders—Advantages and Disadvantages

While our Board of Directors unanimously recommends approval of the issuance of the common stock to Boston Scientific and is of the opinion that the issuance would be fair to, and in the best interest of, Corautus and its stockholders, you should consider the following factors as well as other information contained in this proxy statement in evaluating this proposal.

Advantages. Before voting, each stockholder should consider the fact that the private placement with Boston Scientific will provide $8.0 million in additional financing, which will be critically important to our efforts to continue our GENASIS Phase IIb clinical trial, pay for the manufacture of our drug product and fund our operations. You should also consider that despite our recent sale of 2,640,055 shares of our common stock to a group of private investors, our current capital resources are limited. We believe that our existing capital resources (including the $10,032,209 received in the June 2005 private placement transaction, the $5.0 million loan proceeds from the debt facility closing with Boston Scientific and the $8.0 million proceeds from the private placement with Boston Scientific that are in escrow until shareholder approval is obtained) will be sufficient to fund our currently planned operations through 2006. We will require additional financing to fund our operations beyond that date. If stockholders do not approve the proposed private placement transaction with Boston Scientific, we will seek alternative funding to provide sufficient capital to continue operations in 2006. We believe alternative funding would require a significant discount to the current market price of our common stock, and would likely require the issuance of warrants and the payment of placement agent or investment banker fees. No warrants or placement agent or investment banker fees are involved in this transaction. Additionally, we are uncertain whether alternative funding would be available, or even if available, whether it would be on terms more favorable than the proposed sale of common stock. Alternative financing may not be available when needed, or on acceptable terms, or at all.

Disadvantages. The issuance of shares to Boston Scientific will have a dilutive effect on our current stockholders. Our current stockholders’ aggregate percentage ownership will decline as a result of the private placement. The number of shares issued pursuant to the private placement will substantially increase the number of shares of common stock currently outstanding. This means that our current stockholders will own a smaller interest in Corautus as a result of the private placement. For purposes of example only, a stockholder who owned 5.0% of our outstanding shares of common stock as of July 5, 2005, would own approximately 4.46% of the shares outstanding immediately after we close the private placement. Following the closing of the private placement, Boston Scientific’s voting ownership in Corautus will be approximately 17%, an increase of approximately 8%. As a result, Boston Scientific will be our largest voting stockholder and will continue to be able to exert significant influence over matters submitted to our stockholders.

On July 5, 2005, the closing sales price of our common stock as reported on Nasdaq was $4.13, which is higher than the per share purchase price of $3.80 offered to Boston Scientific. The purchase price offered to Boston Scientific was based on the closing sales price of our common stock on May 5, 2005, the date we reached an agreement in principle with respect to the sale to Boston Scientific of our common stock. Our Board has reviewed the implications of this increase and continues to believe that the issuance to Boston Scientific is in the best interests of Corautus and its stockholders. Based on the closing price of our common stock on July 5, 2005, the price at which we are selling shares of common stock to Boston Scientific is a 8% discount, which is in line with earlier transactions by us and transactions by similarly situated companies. Additionally, we are not issuing any warrants or paying placement agent fees in connection with the proposed private placement transaction with Boston Scientific.

Factors the Board Considered in Approving the Sale

On May 12, 2005, our Board of Directors approved entering into a private placement transaction with Boston Scientific based on the terms negotiated at a meeting between Boston Scientific and Corautus on May 5, 2005, including the price per share of $3.80. Our Board of Directors ratified this decision on June 15, 2005. The Board considered a number of factors in approving the sale, including:

•	Corautus’ ability to continue operations, including its current Phase IIb clinical trial, without additional funding.

•	The unavailability, and potential additional costs, of other financing alternatives.

•	The terms of the current proposed transaction, including no placement agent fees or warrants.

•	The substantial increase in Corautus’ working capital to be supplied by the proceeds from the private placement and the prospect that, as a result of the increase in working capital, Corautus would be able to fund its 2006 operating costs, including the cost of the GENASIS Phase IIb clinical trial, pay certain manufacturing costs and likely improve its access to the capital markets in the future.

•	The current and historical levels of the market price and trading volume for Corautus’ common stock.

•	The possibility that the market price of Corautus’ common stock might increase above the per share purchase price of $3.80 provided for in the Investment Agreement.

After considering these factors, the Board concluded that the sale of 2,105,264 shares of common stock to Boston Scientific at a per share purchase price of $3.80 was in the best interest of Corautus and its stockholders.

Use of Proceeds

We will primarily use the proceeds from the sale of shares to Boston Scientific to fund our clinical development of our gene transfer therapy to effect therapeutic angiogenesis, the process of formation or growth of new blood vessels, utilizing a gene known as Vascular Endothelial Growth Factor 2, or VEGF-2, including the cost of our GENASIS Phase IIb clinical trial, the manufacture costs for VEGF-2 and for general corporate and working capital purposes. The net proceeds from the proposed private placement will enhance our liquidity and strengthen our balance sheet. We expect that the funds from the sale of shares to Boston Scientific, when combined with the other recent financings described above, will be sufficient to fund our projected operations through 2006.

No Dissenters’ Rights

Under applicable Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the private placement.

Post Closing Capitalization

As of July 5, 2005, there were 17,500,815 shares of our common stock outstanding. The approximate number of shares of our common stock outstanding upon the closing of the stock issuance to Boston Scientific would be 19,606,079 shares. The proceeds to Corautus resulting from this sale would be $8.0 million.

Vote Required and Recommendation for Proposal Number 1

Stockholders are requested in this Proposal Number 1 to approve the proposed issuance of 2,105,264 shares of our common stock to Boston Scientific. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposed private placement. No further authorization for the issuance of the securities in the private placement will be solicited prior to the issuance of such securities.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NUMBER 1 TO APPROVE THE STOCK ISSUANCE TO BOSTON SCIENTIFIC.

PROPOSAL NUMBER 2—AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES D PREFERRED STOCK TO PERMIT BOSTON SCIENTIFIC CORPORATION, AS THE SOLE HOLDER OF SERIES D PREFERRED STOCK, TO WAIVE A RIGHT TO RECEIVE AN ANTI-DILUTION ADJUSTMENT, THEREBY REDUCING THE NUMBER OF SHARES OF COMMON STOCK THAT BOSTON SCIENTIFIC WOULD OTHERWISE RECEIVE UPON THE CONVERSION OF ITS SERIES D PREFERRED STOCK INTO COMMON STOCK.

Our Board of Directors has unanimously approved a proposal to amend the Certificate of Designation of Preferences and Rights of Series D Preferred Stock (the “Certificate”) to expressly permit holders of Series D Preferred Stock to waive an anti-dilution adjustment that it would otherwise receive under Section B(5)(d) of our Certificate of Designations (the “Amendment”). Boston Scientific, as the sole holder of our Series D Preferred Stock, has agreed to waive certain of its rights to receive an anti-dilution adjustment arising from the sale of common stock to Boston Scientific in connection with the proposed private placement. If the stockholders approve the Amendment, we expect to file a Certificate of Amendment to the Certificate, substantially in the form set forth as Exhibit B to this Proxy Statement.

Background

Paragraph B.5(d)(iii) of the Certificate sets forth the conversion rights of the holders of our Series D Preferred Stock in the event that Corautus issues additional shares of common stock at a purchase price of less than $4.50 per share. As described elsewhere in this proxy statement, on June 27, 2005, Boston Scientific and Corautus entered into an Investment Agreement whereby Boston Scientific agreed to purchase 2,105,264 shares of our common stock at a purchase price of $3.80 per share. Unless Proposal Number 2 is approved, if the proposed sale of common stock to Boston Scientific is approved by our stockholders, Section 5(d)(iii) of the Certificate requires an anti-dilution adjustment that results in the Series D Preferred Stockholders (i.e., Boston

Scientific) receiving additional shares of common stock upon converting its Series D Preferred Stock. Because Boston Scientific is the only holder of Series D Preferred Stock and the shares of common stock in the private placement that would trigger the anti-dilution adjustment are being issued to Boston Scientific, Boston Scientific has agreed to waive the anti-dilution adjustment that it would otherwise receive as to its Series D Preferred Stock to the extent the adjustment arises due to Boston Scientific’s purchase of our common stock at less than $4.50 per share.

Under Proposal Number 2, we are asking our stockholders to amend the Certificate to provide Series D Preferred Stockholders with the ability to waive the anti-dilution adjustments. Currently, the Certificate does not provide for waiver of the anti-dilution protections afforded Series D Preferred Stockholders. The proposed amendment provides for a new section B.5(d)(i)(1)(I), which excludes from the definition of “Additional Shares,” “any shares issued to all holders of the Series D Preferred Stock where the holders of a majority of all of the outstanding Series D Preferred Stock have waived in writing the Conversion Price adjustment under Section B(5)(d) hereof with respect to the issuance of such shares of Common Stock or the issuance of any Convertible Securities convertible into or exchangeable for such shares of Common Stock.” Boston Scientific has agreed to provide such written waiver.

This amendment is beneficial to common stockholders because it permits the reduction of the number of shares of common stock that Boston Scientific, as the sole holder of Series D Preferred Stock, would receive upon conversion of the Series D Preferred Stock into common stock. Boston Scientific has agreed to waive its right to receive approximately 18,000 shares of common stock that it would otherwise be entitled to receive due to the anti-dilution adjustment. To permit Boston Scientific to waive this right, the stockholders must approve Proposal Number 2.

Vote Required; Effective Date of Amendment

Any amendment to the Certificate requires the same voting requirements required to approve our Certificate of Incorporation. To amend our Certificate of Incorporation, we are required, under Delaware General Corporation Law, to obtain the affirmative approval of at least a majority of all outstanding shares entitled to vote on such amendment. Therefore, the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding as of the record date and entitled to vote at the meeting will be required to approve the Amendment to the Certificate. Because approval of the Amendment requires the affirmative vote of holders of a majority of the shares of common stock outstanding and entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes cast against the proposal at the Special Meeting. Additionally, the vote of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock is required to approve the proposal. Boston Scientific is the sole holder of the Series D Preferred Stock. Boston Scientific has agreed to vote all of its shares in favor of the proposal.

If stockholders approve the Amendment, it will become effective upon the filing of the Certificate of Amendment to Certificate of Designation of Preferences and Rights of Series D Preferred Stock with the Secretary of State of the State of Delaware. Assuming stockholders approve the amendment, we intend to file the Certificate as soon as practicable following the Special Meeting.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NUMBER 2 TO AMEND THE CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES D PREFERRED STOCKHOLDERS.

OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING

Our board of directors knows of no matters other than those referred to in the accompanying Notice of Special Meeting of Stockholders which may properly come before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Corautus.

By Order of the Board of Directors.

Richard E. Otto
President, Chief Executive Officer and Director

Atlanta, Georgia

July 14, 2005

EXHIBIT A

INVESTMENT AGREEMENT

BETWEEN

CORAUTUS GENETICS INC.

AND

BOSTON SCIENTIFIC CORPORATION

DATED AS OF JUNE 27, 2005

i

ii

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, dated as of June 27, 2005 (the “Signing Date”), between CORAUTUS GENETICS INC., a Delaware corporation (the “Company”), and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Investor”, each a “Party” and together with the Company, the “Parties”).

WHEREAS, the Investor is an existing shareholder of the Company and is engaged in the business of developing, manufacturing and marketing, among other things, biomedical technology used to treat cardiac and vascular disease;

WHEREAS, the Company wishes to pursue the development and distribution of drugs or products that use VEGF-2 for the treatment of the heart or peripheral vascular system (the “Products”);

WHEREAS, the Investor is willing to subscribe for additional capital stock of the Company to provide funding to the Company for purposes of such development and to increase its ownership interest in the Company;

WHEREAS, on the Closing Date, the Parties are entering into a Registration Rights Agreement, substantially in the form of Exhibit A, to provide, among other things, for certain registration rights of the Investor in connection with its purchase of capital stock of the Company hereunder (the “Registration Rights Agreement”);

WHEREAS, on the Closing Date, the Company and the Investor will also be entering into (i) an amendment to the Loan Agreement dated as of July 30, 2003, as amended, between the Parties, which amendment shall be substantially in the form of Exhibit B (the “Loan Agreement Amendment”), (ii) an amendment to the Distribution Agreement dated as of July 30, 2003 between the Parties (the “Distribution Agreement”), which amendment shall be substantially in the form of Exhibit C (the “Distribution Agreement Amendment”), and (iii) an Escrow Agreement, substantially in the form of Exhibit D, to provide for the escrow of the Investor’s purchase price for the shares purchased hereunder until such time as the Company has obtained shareholder approval for the issuance of such shares (the “Escrow Agreement”) (this Agreement, the Registration Rights Agreement, the Loan Agreement Amendment, the Distribution Agreement Amendment and the Escrow Agreement are hereinafter collectively referred to as the “Transaction Documents”), all of which are a material consideration in the willingness of the Investor to provide the funding contemplated by this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations and warranties, agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms

For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Agreement and includes the Exhibits and the Disclosure Schedule, and all amendments hereto made in accordance with the provisions of Section 11.9.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by a Disclosing Party to a Receiving Party, irrespective of the manner in which the Disclosing Party disclosed such information to the Receiving Party, in furtherance of this Agreement, including, without limitation, substances, formulations, techniques, methodologies, equipment, data, reports, correspondence, know-how, manufacturing documentation, financial information and sources of supply.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosing Party” means a Party disclosing Confidential Information.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and Tax liens) or other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“FDA” means the United States Food and Drug Administration.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects, liabilities (including, without limitation, contingent liabilities) or the financial condition of the Company and its Subsidiaries, taken as a whole or (b) is reasonably likely to materially adversely effect the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plan” means any (a) employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation, or which is maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (b) employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, or (c) plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA.

“Receiving Party” means a Party receiving Confidential Information.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“VEGF-2” means the Human Genome Sciences angiogenic agent licensed to and being further developed and modified by the Company, sometimes referred to as Vascular Endothelial Growth Factor 2 plasmid DNA, and any modifications or improvements thereto.

“VGI” means Vascular Genetics Inc., a Delaware corporation.

1.2 Additional Definitions

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Assets”	3.11
“Closing”	2.2(a)
“Closing Date”	2.2(a)
“Company”	Preamble
“Company Financial Statements”	3.8(b)
“Company Indemnified Party”	8.3
“Company SEC Reports”	3.8(a)
“Distribution Agreement”	Recitals
“Distribution Agreement Amendment”	Recitals
“Escrow Agent”	2.1(c)
“Escrow Agreement”	Recitals
“Escrowed Funds”	2.1(c)
“Exchange Act”	3.8(a)
“Investor”	Preamble
“Investor Indemnified Party”	8.2
“Loan Agreement Amendment”	Recitals
“Loss”	8.2
“NASDAQ”	3.19
“Notice of Disagreement”	11.11
“Parties”	Preamble
“Party”	Preamble
“Preferred Stock”	3.3
“Products”	Recitals
“Reference Statement Date”	3.8(c)
“Registration Rights Agreement”	Recitals
“SEC”	3.8(a)
“Securities Act”	3.8(a)
“Signing Date”	Preamble
“Threshold Amount”	8.5
“Transaction Documents”	Recitals

ARTICLE 2

EQUITY INVESTMENT

2.1 Subscription for Common Stock

(a) Subscription. Upon the basis of the representations and warranties set forth in this Agreement and subject to the terms and conditions set forth herein and in the Escrow Agreement, the Investor agrees to subscribe for, and the Company agrees to issue and sell to the Investor, 2,105,264 shares of Common Stock of the Company.

(b) Consideration. In consideration for the issuance to the Investor of such shares of Common Stock, the Investor shall pay $8,000,003.20 (Eight Million Three and 20/100 Dollars) to the Company as provided in Section 2.1(c) below.

(c) Escrow. At the Closing, the Investor shall deliver the entire purchase price of $8,000,003.20 (the “Escrowed Funds”) to Wachovia Bank, National Association (the “Escrow Agent”), to be held by the Escrow Agent in escrow. Upon the approval by the Company’s shareholders of the sale and issuance of the purchased shares to the Investor, (i) the Company shall provide the Investor and the Escrow Agent with a certificate from a duly authorized officer certifying on behalf of the Company that such approval has been obtained, (ii) the Company shall provide the Investor with an instruction letter to the transfer agent of the Company in substantially the form of Exhibit E attached hereto, (iii) the Company shall provide the Investor an opinion of counsel in substantially the form of Exhibit G attached hereto, and (iv) the Escrow Agent shall release the Escrowed Funds to the Company, as provided in the Escrow Agreement, by wire transfer of immediately available funds to a bank account designated by the Company for such purpose. In the event that the Company’s shareholders do not approve the sale and issuance of the purchased shares to the Investor on or before June 1, 2006, the Escrow Agent shall return the Escrow Funds to the Investor as provided in the Escrow Agreement, and the Parties shall have no further obligations or liability with respect to the sale, purchase or issuance of the shares to be purchased hereunder, including all rights with respect thereto under the Registration Rights Agreement.

2.2 The Closing

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by Section 2.1 of this Agreement shall take place at a closing (the “Closing”) to be held at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, NE, Suite 5300, Atlanta, Georgia at 10:00 A.M. (Atlanta time) on June 27, 2005, or at such other time and place that the Company and the Investor shall agree (the “Closing Date”).

(b) Closing Deliveries of the Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor:

(1) the Transaction Documents, duly executed by the Company;

(2) a true and complete copy, certified by the Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, accompanied by the certification of the Secretary of the Company as to the names and signatures of the officers of the Company authorized to sign the Transaction Documents and the other documents to be delivered thereunder;

(3) a copy of (A) the restated certificate of incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware, as of a date not earlier than ten (10) Business Days prior to the Closing Date and accompanied by a certificate of the Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such restated certificate of incorporation since such date, and (B) the by-laws of the Company, certified by the Secretary of the Company;

(4) a good standing certificate for the Company issued by the Secretary of State of the State of Delaware, dated as of a date not earlier than ten (10) Business Days prior to the Closing Date; and

(5) the certificate, dated as of the Closing Date, contemplated by Section 7.1(a).

(c) Closing Deliveries of the Investor. At the Closing Date, the Investor shall deliver or cause to be delivered to the Company:

(1) a receipt evidencing that the sum of $8,000,003.20 has been deposited with the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement;

(2) the Transaction Documents, duly executed by the Investor; and

(3) the certificate, dated the Closing Date, contemplated by Section 7.2(a).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

As an inducement to the Investor to enter into this Agreement and the other Transaction Documents, the Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date (except for such representations and warranties as are expressly made as of another date) as follows (it being understood that for purposes of the Disclosure Schedule, matters that are disclosed in one Section of the Disclosure Schedule are considered to be disclosed in another Section of the Disclosure Schedule to the extent that the Disclosure Schedule contains cross-references that make the relevance of such information to such other Section reasonably apparent):

3.1 Organization, Authority and Qualification of the Company

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (a) materially adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents or (b) otherwise have a Material Adverse Effect.

3.2 Subsidiaries

(a) Other than Urogen Acquisition Corporation and VGI, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary thereof owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Neither the Company nor either of its two Subsidiaries is a member of (nor is any part of their business conducted through) any partnership nor is the Company or either Subsidiary a participant in any joint venture or similar arrangement.

(b) Each of the Company’s two Subsidiaries: (i) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

3.3 Capital Stock of the Company

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock of the Company (“Preferred Stock”) (of which Preferred Stock there are designated 40,000 shares of Series A Preferred Stock, 13,000 shares of Series B Preferred Stock, 17,000 shares of Series C Preferred Stock and 1,400,000 shares of Series D Preferred Stock). As of the Signing Date, (a) 14,864,799 shares of Common Stock are issued and outstanding, (b) 2,691,136 shares of Common Stock are reserved for issuance pursuant to outstanding options granted pursuant to the Company’s 1995 Stock Plan, 1995 Directors Option Plan, 1999 Stock Plan, and 2002 Stock Plan, (c) 1,252,625 shares of Common Stock are reserved for issuance upon the exercise of outstanding warrants in the amounts and at the exercise prices disclosed on Section 3.3 of the Disclosure Schedule, and (d) 2,000 shares of Series C Preferred Stock are issued and outstanding, 1,385,377 shares of Series D Preferred Stock are issued and outstanding, and no other shares of Preferred Stock are outstanding. Except as provided in Section 3.3 of the Disclosure Schedule, no shares of capital stock of the Company are held in its treasury. All of the outstanding shares of the Company’s capital stock are duly and validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights. Except as set forth in the first sentence of this Section or in Section 3.3 of the Disclosure Schedule, there are no options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The shares of Common Stock to be issued and sold pursuant to this Agreement have been duly and validly authorized by the Company, and, upon the issuance of such shares to the Investor under the terms of Section 2.1(c) herein and the Escrow Agreement, such shares of Common Stock will have been duly and validly issued, fully paid and non-assessable, and the issuance of such shares shall not be subject to preemptive or other similar rights, except such rights of the Investor, which Investor has agreed to waive herein. There are no voting trusts, stockholder agreements, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Company’s capital stock, except as described on Section 3.3 of the Disclosure Schedule. There are no accrued and unpaid dividends on any capital stock of the Company.

3.4 Authority and Qualification of the Company

(a) The Company has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company, except in each case for the shareholder approval contemplated by Section 2.1(c) herein for the sale and issuance of the purchased shares to the Investor. Each Transaction Document has been, or upon its execution shall be, duly executed and delivered by the Company, and (assuming due execution and delivery thereof by each other party thereto, if applicable) each Transaction Document constitutes, or upon its execution shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

(b) All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its restated certificate of incorporation or by-laws, excluding any such action that would not have a Material Adverse Effect.

3.5 No Conflict

Except as provided in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents does not (a) violate, conflict with or result in the breach of any provision of its restated certificate of incorporation or by-laws, (b) conflict with or violate any Law or Governmental Order applicable to the Company, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the properties as assets of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of assets or properties is bound or affected, except, with respect to clause (c), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Governmental Consents and Approvals

The execution, delivery and performance of the Transaction Documents by the Company does not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than (a) any approval of, filing with or notification to NASDAQ, and (b) such registrations, filings and authorizations as may be required under federal and state securities laws.

3.7 Absence of Certain Changes or Events; Conduct in Ordinary Course

Except as set forth in Section 3.7 of the Disclosure Schedule, since the Reference Statement Date, the business of the Company has been conducted in the ordinary course, in a manner consistent with past practices and there has been no Material Adverse Effect.

3.8 SEC Filings; Financial Statements

(a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”). The Company heretofore has filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (ii) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2005 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2005 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”). As of their respective filings dates, the Company SEC Reports (x) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (y) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Material Adverse Effect). The Company maintains systems of internal accounting controls that are, in all material respects, typical for companies of its size and in its industry and sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with its existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as specifically disclosed in the notes to the Company Financial Statements, there are no material special or non-recurring items of income or expense during the periods covered by the Company Financial Statements and the balance sheets included in the Company Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of March 31, 2005, including the notes thereto (the “Reference Statement

Date”) or in Section 3.8(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice which have not had and would not reasonably be expected to have a Material Adverse Effect.

(d) As of the date of this Agreement, the Company has heretofore furnished to the Investor complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Company with the SEC but that are currently in effect and that the Company expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

3.9 Litigation

Except as set forth on Section 3.9 of the Disclosure Schedule, there is no Action pending (or, to the knowledge of the Company, threatened) by or against the Company or either of its two Subsidiaries. Neither the Company nor either of its two Subsidiaries is subject to any Governmental Order (nor, to the knowledge of the Company, are there any Governmental Orders threatened to be imposed by any Governmental Authority) which has resulted or would reasonably be expected to have a Material Adverse Effect.

3.10 Compliance with Laws

Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have conducted and continue to conduct their business in all respects in accordance with all Laws and Governmental Orders applicable to the Company and such Subsidiaries, and (b) neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.

3.11 Assets

Except as disclosed in Section 3.11 of the Disclosure Schedule, the Company (directly or through its subsidiary VGI) owns, lease or has the legal right to use all the properties and assets used or intended to be used in the conduct of the business of the Company or otherwise owned, leased or used by the Company (collectively, the “Assets”).

3.12 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company.

3.13 Employment and Benefits Matters

None of the Plans is subject to Title IV of ERISA or Section 412 of the Code, nor does the Company or any Subsidiary contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA. The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and has no knowledge of any material default or violation by any party to, any Plan.

3.14 Insurance

All material insurable risks of the Company and its Subsidiaries in respect of the businesses of each are covered by insurance policies, and the types and amounts of coverage provided therein are usual and customary when compared to those of other companies of substantially similar size in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

3.15 Regulatory Compliance

Each product or drug related to VEGF-2 that is tested or created by the Company is being tested or created in compliance with all material requirements of applicable Law. As of the date of this Agreement, the Company is not testing anything other than VEGF-2 or products or drugs related thereto. Since July 30, 2003, the Company has not received any notice from the FDA or any other Governmental Authority alleging any violation by the Company of any Law relating to VEGF-2. Except as disclosed in Section 3.15 of the Disclosure Schedule, the Company has not received any written notice that the FDA or any other Governmental Authority has threatened to investigate or suspend any research activities, pre-clinical programs or clinical trials being conducted by the Company relating to VEGF-2.

3.16 Absence of Undisclosed Liabilities

There are no liabilities of the Company or either of its Subsidiaries of any nature (whether absolute, accrued, contingent or otherwise) other than (a) those liabilities reflected or reserved against on the March 31, 2005 balance sheet that is set forth in the Company SEC Reports, including the notes thereto, (b) those liabilities set forth in Section 3.16 of the Disclosure Schedule and (c) liabilities which would not reasonably be expected to have a Material Adverse Effect.

3.17 Full Disclosure

No representation or warranty of the Company in this Agreement, nor any statement or certificate furnished or to be furnished by the Company to the Investor pursuant to this Agreement, or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The Company is not aware of any facts pertaining to the Company, its Subsidiaries or their business which would reasonably be expected to materially affect adversely any of them and which have not been disclosed in this Agreement, the Disclosure Schedule or the Company Financial Statements or otherwise disclosed to the Investor by the Company in writing.

3.18 Clinical Trials; Product Data

Except as set forth in Section 3.18 of the Disclosure Schedule, the clinical, pre-clinical, safety and other studies and tests conducted by or on behalf of or sponsored by the Company or its agents or in which the Company’s product candidates under development have participated, were and, if still pending, are, to the Company’s knowledge, being conducted in accordance with medical and scientific research procedures. The Company and, to the Company’s knowledge, its agents have operated within, and currently are in compliance with, all applicable rules, regulations and policies of the FDA and other applicable foreign authorities. Except as set forth in Section 3.18 of the Disclosure Schedule, neither the Company nor, to the Company’s knowledge, its agents have received any notices or other correspondence from the FDA, other foreign authority, or any other governmental entity requiring the termination, suspension, or modification of any clinical, pre-clinical, safety or other studies or tests.

3.19 NASDAQ

The Company represents that it is in compliance with all the applicable requirements of the rules and regulations of the NASDAQ Stock Market (“NASDAQ”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows:

4.1 Organization and Authority of the Investor

The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Investor of the Transaction Documents, the performance by the Investor of its obligations thereunder and the consummation by the Investor of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Investor. Each Transaction Document has been, or upon its execution shall be, duly executed and delivered by the Investor, and (assuming due execution and delivery thereof by each other party thereto, if applicable) each Transaction Document constitutes, or upon its execution, shall constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

4.2 No Conflict

The execution, delivery and performance by the Investor of the Transaction Documents do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or the by-laws of the Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Investor or any of its assets, properties or businesses or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party, which, in the case of this clause (c), would adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

4.3 Governmental Consents and Approvals

The execution, delivery and performance by the Investor of the Transaction Documents does not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

4.4 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Investor.

4.5 Accredited Investor and Investment Experience

The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. In addition, the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the shares purchased hereunder.

4.6 Investment Intent

The Investor is acquiring the shares of Common Stock of the Company for its own account solely for the purpose of investment and not as a nominee or agent and not with a view to, or for offer or sale in connection with, any distribution thereof. The Investor shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares purchased hereunder except in accordance with the Securities Act and applicable state securities laws.

4.7 Information and Risk.

(a) The Investor has requested, received, reviewed and considered all information the Investor deems relevant in making an informed decision to purchase the shares. The Investor has had an opportunity to discuss the Company’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of the Company that were answered to such the Investor’s satisfaction, provided that such inquiries do not impair the rights of the Investor to rely on the representations and warranties of the Company as set forth in Article 3 herein.

(b) The Investor recognizes that an investment in the shares involves a high degree of risk, including a risk of total loss of the Investor’s investment. The Investor is able to bear the economic risk of holding the shares for an indefinite period or complete loss of the investment, and has knowledge and experience in the financial and business matters such that it is capable of evaluating the risks of the investment in the shares.

4.8 Legends

The Investor understands that, until such time as the shares of Common Stock issued to the Investor hereunder may be sold under an effective registration statement under the Securities Act, or an exemption under the Securities Act and applicable state securities Laws, such shares of Common Stock will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities Laws of any other jurisdiction. These securities have been acquired for investment and not with a view to, or in connection with, the distribution thereof. The securities may not be offered, sold, pledged, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act and applicable state securities Laws, unless sold pursuant to an exemption under the Securities Act and applicable state securities Laws.”

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1 Conduct of Business

As and from the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company shall refrain from taking any action that would be inconsistent with the Registration Rights Agreement were such agreement in effect on the date hereof.

5.2 Governmental Proceedings

Each of the Parties shall promptly advise the other of the existence of the commencement of any Action or the existence of any Governmental Order, in each case of which such Party is or becomes aware, which Action would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of any of the transactions contemplated by this Agreement or thereby.

5.3 Listing

The Company shall use its reasonable best efforts to obtain approval for the listing on the NASDAQ (or such other national securities exchange as the Common Stock may be listed) of the shares of Common Stock purchased by the Investor, and the Company shall cooperate with the Investor with respect to such listing.

5.4 Waiver of Antidilution Rights

Investor hereby waives any anti-dilution rights Investor may have with respect to the sale, purchase and issuance of the shares of Common Stock purchased hereunder, including any Conversion Price adjustment with respect to the sale, purchase and issuance of such shares under Section B(5)(d) of the Company’s Certificate of Designation of Preferences and Rights of Series D Preferred Stock. In furtherance thereof, Investor shall appear, in person or by proxy, at the Company’s Special Meeting of Stockholders for the purpose of approving the transactions contemplated by this Agreement, as will be described in a definitive proxy statement filed by the Company with the SEC, and at every adjournment or postponement thereof, or otherwise cause its shares of the Company’s voting stock to be counted as present at such meeting for purposes of establishing a quorum and will vote its shares in favor of both (a) the sale and issuance by the Company to Investor of the shares purchased hereunder and the other transactions contemplated hereby and (b) an amendment to the Company’s Certificate of Designation of Preferences and Rights of Series D Preferred Stock in substantially the form of Exhibit F attached hereto.

ARTICLE 6

USE OF PROCEEDS

6.1 Research and Development

Upon release of the Escrowed Funds to the Company pursuant to the terms of Section 2.1(c) herein and the Escrow Agreement, the Company shall apply the $8,000,003.20 to be paid for the subscription of the shares of Common Stock toward the performance of its obligations under the Development Agreement dated as of July 30, 2003 between the Parties, as amended, and the Distribution Agreement and for general corporate purposes, including costs incurred in the manufacturing and processing of the Company’s drug products.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to the Investor’s Obligations

The obligations of the Investor to consummate the transactions contemplated by Article 2 are subject to the satisfaction, or waiver by the Investor, on the Closing Date, of each of the following conditions:

(a) Representations and Warranties; Covenants and Agreements. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, and the Investor shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof;

(b) No Proceedings. No Governmental Order shall be in effect, and no Action shall be pending, in each case against the Company or the Investor, seeking to restrain the consummation of the transactions contemplated by the Transaction Documents;

(c) No Insolvency Event. Neither the Company nor either of its Subsidiaries has made a general assignment for the benefit of creditors, nor has any proceeding been instituted by or against the Company, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; and

(d) Consents. The Company shall have received all consents referred to in Section 3.6; provided, however, any consents required for the Company’s sale and issuance of the shares purchased hereunder, including NASDAQ approval, shall not be required at the Closing but shall be required prior to release of the Escrowed Funds to the Company as provided in Section 2.1(c) and the Escrow Agreement.

7.2 Conditions to the Company’s Obligations

The obligations of the Company to consummate the transactions contemplated by Article 2 are subject to the satisfaction, or waiver by the Company, on the Closing Date, of each of the following conditions:

(a) Representations and Warranties; Covenants and Agreements. The representations and warranties of the Investor contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate from the Investor to such effect signed by a duly authorized officer thereof; and

(b) No Proceedings. No Governmental Order shall be in effect, and no Action shall be pending, in each case against the Company or the Investor, seeking to restrain the consummation of the transactions contemplated by the Transaction Documents.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Indemnities

(a) Unless this Agreement is earlier terminated pursuant to Article 9, the representations, warranties and indemnities of the Company contained in this Agreement shall survive the Closing Date and remain in full force and effect until the second anniversary of the Closing Date; provided, however, that Sections 3.3 and 3.12 shall survive indefinitely. Neither the period of survival nor the liability of the Company with respect to its representations, warranties and indemnities shall be reduced by any investigation made at any time by or on behalf of the Investor. If written notice of a claim has been given prior to the expiration of the applicable representations, warranties and indemnities by the Investor to the Company, then the relevant representations, warranties and indemnities shall survive as to such claim, until such claim has been finally resolved.

(b) Unless this Agreement is earlier terminated pursuant to Article 9, the representations, warranties and indemnities of the Investor contained in this Agreement shall survive the Closing Date and remain in full force and effect until the second anniversary thereof; provided, however, that Section 4.4 shall survive indefinitely. Neither the period of survival nor the liability of the Investor with respect to the Investor’s representations, warranties and indemnities shall be reduced by any investigation made at any time by or on behalf of the Company.

8.2 Indemnification by the Company

The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnified Party”) shall be indemnified and held harmless by the Company for and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from the breach of any representation or warranty, covenant or agreement made by the Company contained in this Agreement. To the extent that the undertakings of the Company set forth in this Section 8.2 may be unenforceable, the Company shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Investor Indemnified Parties.

8.3 Indemnification by the Investor

The Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless by the Investor for and against any and all Losses arising out of or resulting from the breach of any representation or warranty, covenant or agreement made by the Investor contained in this Agreement. To the extent that the Investor’s undertakings set forth in this Section 8.3 may be unenforceable, the Investor shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Company Indemnified Parties.

8.4 Treatment for Tax Purposes

To the extent permitted by Law, the Parties agree, solely for Tax purposes, to treat all payments made under this Article 8, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the consideration paid by the Investor under Article 2 for all Tax purposes, except to the extent the Law of a particular jurisdiction provides otherwise.

8.5 Limitations on Indemnification

The indemnification obligations of the Company and the Investor for breach of representation or warranty pursuant to Section 8.2 and Section 8.3, respectively, shall not be effective unless the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds $1,000,000 (“Threshold Amount”), at which time the indemnification obligations shall be effective as to all Losses, including the Threshold Amount; provided, however, that the Threshold Amount shall not apply to any Losses arising out of or relating to Section 3.3. The indemnification obligations of the Company and the Investor pursuant to Section 8.2 and 8.3, respectively, shall be effective only until the dollar amount paid in respect of Losses under such Section aggregates to $8,000,003.20 and no indemnification pursuant to such provisions shall be payable thereafter.

ARTICLE 9

TERMINATION

9.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by either the Company or the Investor if the Closing (excluding the satisfaction of the conditions for the release of the Escrowed Funds by the Escrow Agent to the Company as provided in Section 2.1(c) of this Agreement) shall not have occurred by August 1, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Company and the Investor.

9.2 Effect of Termination

In the event of termination of this Agreement as provided in Section 9.1, all further obligations of the Parties under this Agreement shall terminate, except for those set forth in Articles 8, 9, 10 and 11 (other than Section 11.1) and that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality

The Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, or as soon as practicable following the Closing, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

10.2 Release from Restrictions

The provisions of Section 10.1 shall not apply to any information disclosed hereunder that:

(a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated third party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(b) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(d) is legally required to be disclosed to the FDA; provided, however, the Receiving Party shall continue to treat such information as confidential pursuant to Section 10.1 unless and until such information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(e) a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 10.1; and provided further that if such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 10.1, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

10.3 Public Announcements and Publications

Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. The Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE 11

GENERAL PROVISIONS

11.1 Further Action

Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

11.2 Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

11.3 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

(a)	if to the Company:

Corautus Genetics Inc.
75 Fifth Street, NW
Suite 313
Atlanta, GA 30318
Telecopy: (404) 526-6218
Attention: Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, GA 30308
Telecopy: (404) 527-4198
Attention: Robert E. Tritt

(b)	if to the Investor:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Telecopy: (508) 650 8956
Attention: General Counsel

Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

11.4 Interpretation and Rules of Construction

In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j) all references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

11.5 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

11.6 Entire Agreement

The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

11.7 Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other Party. No assignment by either Party permitted hereunder shall relieve the applicable Party of its then-existing obligations under this Agreement.

11.8 No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

11.9 Amendment

This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of the Company and the Investor.

11.10 No Waiver

The delay or failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

11.11 Dispute Resolution

Except to the limited extent necessary to (i) avoid expiration of a claim, (ii) comply with deadlines under applicable Law, or (iii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm, neither Party shall file an action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of this Agreement or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, until:

(a) the aggrieved Party has given the other Party written notice (“Notice of Disagreement”), in accordance with Section 11.3 of this Agreement, of its grievance setting forth the basis for such dispute and the remedy desired;

(b) the other Party has failed to provide a prompt and effective remedy (in the view of the aggrieved Party);

(c) the aggrieved Party has requested in writing senior executives for both Parties to promptly meet and discuss the matter detailed in the Notice of Disagreement in order to consider informal and amicable means of resolution; and

(d) (i) the senior executives for both Parties have met at least three times and have not been able to resolve the dispute to the mutual satisfaction of the Parties or (ii) more than sixty (60) Business Days have passed since the date of the Notice of Disagreement.

11.12 Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

11.13 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

11.14 Waiver of Jury Trial

Each of the Company and the Investor hereby knowingly, voluntarily and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any course of conduct, course of dealing or statements (whether oral or written) or actions of the Company or the Investor in the negotiation, administration, performance or enforcement thereof.

11.15 Construction; Interpretation

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.16 Specific Performance

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

CORAUTUS GENETICS INC.

By:	/s/ RICHARD E. OTTO
Name:	Richard E. Otto
Title:	Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION

By:	/s/ LAWRENCE C. BEST
Name:	Lawrence C. Best
Title:	Executive Vice President & Chief Financial Officer

EXHIBIT B

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF

PREFERENCES AND RIGHTS OF

SERIES D PREFERRED STOCK

OF

CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. Certificates of Amendment to the Restated Certificate of Incorporation were filed on March 22, 2000, October 1, 2001, February 5, 2003 and March 10, 2003.

SECOND: The Corporation’s Certificate of Designation of Preferences and Rights of Series D Preferred Stock was filed with the Secretary of State of the State of Delaware on July 29, 2003.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend Paragraph B.5(d)(i)(1) of the Certificate of Designation of Preferences and Rights of Series D Preferred Stock to read in its entirety as follows:

“(1) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section B(5)(d)(iv) below, deemed to be issued) by the Corporation after the Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of up to 2,000 shares of Series C Preferred Stock;

(B) in any offering where (i) all of the holders of Series D Preferred Stock were offered preemptive rights to the shares of Common Stock (or Options, Convertible Securities or other rights deemed to be an issuance of Common Stock pursuant to Section B(5)(d)(iv) below) based on such holders’ pro rata ownership of Common Stock (assuming full conversion of the Series D Preferred Stock and the conversion or exercise of all other securities and rights to acquire Common Stock held by such holders) and (ii) such holders have, in the aggregate, exercised such preemptive rights for at least fifty percent (50%) of the shares of Common Stock (or Options, Convertible Securities or other rights deemed to be an issuance of Common Stock pursuant to Section B(5)(d)(iv) below) so offered to them;

(C) to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors;

(D) as a dividend or distribution to (i) all holders of the Series D Preferred Stock and/or (ii) all holders of the Series D Preferred Stock on the one hand and the holders of any Junior Securities, Parity Securities or Senior Securities on the other hand;

(E) for which adjustment of the Conversion Price is made under Section B(5)(d)(iii) hereof;

(F) as a result of an adjustment to the conversion price or conversion rate relating to the conversion of any other class or series of Preferred Stock into Common Stock under provisions in other designations providing for such adjustments;

B-1

(G) pursuant to the exercise of Options outstanding as of the Issue Date;

(H) pursuant to the conversion of the Notes; or

(I) to any or all holders of the Series D Preferred Stock where the holders of a majority of all of the outstanding Series D Preferred Stock have waived in writing the Conversion Price adjustment under Section B(5)(d) hereof with respect to the issuance of such shares of Common Stock or the issuance of any Convertible Securities convertible into or exchangeable for such shares of Common Stock.”

FOURTH: This Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series D Preferred Stock was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

CORAUTUS GENETICS INC.

/s/ RICHARD E. OTTO
Richard E. Otto Chief Executive Officer

B-2

REVOCABLE PROXY

CORAUTUS GENETICS INC.

COMMON STOCK AND SERIES D PREFERRED STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Richard E. Otto, Robert T. Atwood and Jack W. Callicutt, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock and Series D Preferred Stock of Corautus Genetics Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at Corautus’ offices located at 75 Fifth Street, NW, Atlanta, Georgia 30308, on Thursday, August 11, 2005, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SET FORTH BELOW.

1)	Approval of the proposal to approve the sale and issuance to Boston Scientific Corporation of 2,105,264 shares of our common stock at a purchase price of $3.80 per share.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2)	Approval of the proposal to amend the Certificate of Designation of Preferences and Rights of Series D Preferred Stock to permit Boston Scientific Corporation, as the sole holder of Series D Preferred Stock, to waive a right to receive an anti-dilution adjustment, thereby reducing the number of shares of common stock that Boston Scientific would otherwise receive upon the conversion of its Series D Preferred Stock into common stock.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Special Meeting and any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)

(Continued from the other side)

PROXY—SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Special Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Jack W. Callicutt, Vice President, Finance and Administration, at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Special Meeting.

Signature

Signature, if shares held jointly

Date: , 2005

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Do you plan to attend the Special Meeting in person?

☐	YES	☐	NO

Ú	You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope	Ú